Exhibit 10.4

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), effective as of the 22nd day of April, 2009, is entered into by and between Willdan Group, Inc., a Delaware corporation (the “Company”), and Kimberly D. Gant (the “Executive”)

RECITALS

A.            WHEREAS, Executive and Company are parties to that certain Executive Employment Agreement entered into as of July 23, 2007 (the “Agreement”);

B.            WHEREAS, Executive and Company each intended for the “Employment Period” (as defined in the Agreement) to be automatically extended following the initial term of the Agreement, and for all references to “Employment Period” in the Agreement to include any such extension;

C.            WHEREAS, Executive and Company desire through this Amendment to amend the Agreement in order to clarify their original intent; and

D.            WHEREAS, the Agreement as amended by this Amendment shall govern the employment relationship between the parties from and after the date of the execution of this Amendment and shall supersede all previous agreements made between the parties, whether written or oral, relating to Executive’s employment with Company.

AGREEMENT

NOW, THEREFORE, in consideration of the promises set forth herein, it is agreed as follows:

1.             Amendment to Section 2.  Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“Employment Period.  The “Employment Period” shall commence on the Effective Date and end December 31, 2008 (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Employment Period shall be automatically extended on a monthly basis thereafter until terminated pursuant to Section 5 of this Agreement. The term “Employment Period” shall include any extension thereof pursuant to the preceding sentence.  Notwithstanding the foregoing, the Employment Period is subject to earlier termination as provided below in this Agreement.”

2.             Amendment to Section 5.3(b).  The first sentence of Section 5.3(b) of the Agreement is amended and restated in its entirety to read as follows:

“(b)         If, during the Employment Period, Executive’s employment with Company terminates as a result of an Involuntary Termination (as defined in Section 5.5), Company shall continue to pay Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions and subject to the release requirement of Section 5.4 and the provisions of Section 22, severance pay in an amount equal to Executive’s Base Salary at the annual rate in effect on the Severance Date for the period (the “ Severance Period” ) commencing on the Severance Date and ending on the later of (i) the date that is six months after the Severance Date and (ii) the Termination Date, such payments to be made in equal installments on a bi-weekly basis.”

3.             Amendment to Section 22.  A new Section 22(c) is hereby added to the Agreement to read in its entirety as follows:

“To the extent that any health benefits pursuant to Section 5.3(b) or reimbursements pursuant to Section 4.2 are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Section 5.3(b) and Section 4.2 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.”

4.             Further Amendment.  This Amendment may not be amended orally, but only by an agreement in writing executed by the party against whom enforcement of such amendment is sought.

5.             Governing Laws.  This Amendment shall be governed as to its validity and effect by the laws of the State of California without regard to principles of conflict of laws.

6.             Section Headings.  The Section headings contained in this Amendment are for convenience only and in no manner shall be construed as part of this Amendment.

7.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the day and year first above written.

EXECUTIVE	WILLDAN GROUP, INC.

/s/ Kimberly D. Gant	/s/ Thomas D. Brisbin
Kimberly D. Gant	Thomas D. Brisbin
President